Exhibit 10.25

KOSMOS ENERGY HOLDINGS

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated this      day of November, 2010 to be effective as of October 11, 2010 (the “Effective Date”), is by and between Kosmos Energy Holdings, a Cayman Islands Exempted Company limited by guarantee but not having a share capital (“Kosmos”), and John Kemp (“Kemp”).  Unless specifically set forth otherwise, reference to the “parties” in this Agreement refers solely to Kosmos and Kemp.

WITNESSETH

WHEREAS, Kosmos desires to engage Kemp as a consultant to perform such services as the Company may reasonably request from time to time during the term of this Agreement, (the “Consulting Services”) in addition to his duties as serving as a member of the Kosmos Board of Managers; and

WHEREAS, on the terms and conditions set forth in this Agreement, Kemp desires to provide the Consulting Services to Kosmos.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                      Consulting Services.  During the term of this Agreement, Kosmos hereby engages Kemp to perform the Consulting Services, and Kemp hereby agrees to accept such engagement and to perform the Consulting Services for Kosmos.

2.                                      Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall automatically continue for successive month-to-month periods until terminated by either party upon giving the other party thirty (30) days’ prior written notice. The provisions of this Agreement that, by their nature, survive the expiration or earlier termination of this Agreement shall continue and remain in full force and effect after the expiration or earlier termination of this Agreement for any reason.  Without limiting the generality of the foregoing, termination of this Agreement for any reason shall not affect: (i) Kemp’s obligations with respect to the Confidential Information, and (ii) Kemp’s right to receive payment for Consulting Services provided prior to such termination in accordance with the terms and conditions set forth in this Agreement.

3.                                      Compensation.  As payment for Kemp’s fulfillment of the Consulting Services and covenants set forth in this Agreement, Kosmos shall pay and provide to Kemp: (i) $40,000 per month payable in arrears; (ii) 6,000 profit units of Kosmos at the threshold value of $40.00 per unit; and (iii) beginning in the seventh (7th) month of Kemp’s engagement for Consulting Services, 1,000 profit units per month (issued at three month intervals) at the then “out of the money” threshold value as determined by the Compensation Committee of Kosmos (collectively, the “Compensation”).  At the request of either Kosmos or Kemp, the Compensation may be curtailed at any time.  In addition to the Compensation, Kemp shall continue to also receive his fees for serving as a member of the Kosmos Board of Managers. If this Agreement remains in effect for twelve (12) months after the Effective Date, Kosmos and Kemp agree to review the terms of the Compensation.

4.                                      Reimbursement of Expenses.  Kosmos shall reimburse Kemp for all reasonable expenses incurred in connection with Kemp providing Kosmos with the Consulting Services, including, without limitation, travel expenses incurred by Kemp.  Kosmos will also reimburse Kemp for expenses for Kemp’s spouse in traveling from Houston, Texas to Dallas, Texas in accompanying Kemp in his performance of the Consulting Services.

5.                                      Independent Contractor Status.  Kemp understands and agrees that he is entering into this Agreement as an independent contractor and not as an employee of Kosmos or any of its affiliates, and Kemp hereby waives the right to participate in any employee benefit programs provided by Kosmos.  Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.  Neither party shall be obligated to maintain any insurance for the other party, including, without limitation, medical, dental, life or disability insurance.    Kemp shall be responsible for compliance with all applicable laws, rules, regulations, orders and ordinances of the United States of America and any other state or country with jurisdiction over Kemp or his activities in performance of its obligations under this Agreement.

6.                                      Nondisclosure of Confidential Information.  Kemp acknowledges that he has had and will continue to have access, during the course of his provision of Consulting Services under this Agreement, to certain confidential and proprietary information and products of Kosmos, including, without limitation, processes, techniques, know-how, research, data, reports, designs, specifications, drawings, diagrams, financial and engineering data, marketing plans, trade secrets, customer lists and other technical and business information belonging to Kosmos or developed during the term of this Agreement, whether or not reduced to writing and whether or not patentable or protectable by copyright (collectively, “Confidential Information”).  Kemp acknowledges that all such Confidential Information of Kosmos has been disclosed to Kemp in strict confidence and that maintenance of the confidentiality of such Confidential Information to the fullest extent possible is extremely important.  Kemp shall not use, disclose, disseminate or otherwise make available to any third party, either directly or indirectly, any Confidential Information of Kosmos at any time or in any manner, both during the term of this Agreement and after its termination, except as expressly authorized in writing by Kosmos.  Kemp shall take all reasonable precautions to prevent inadvertent or unauthorized use, dissemination or disclosure of the Confidential Information.  All documents, records, designs and other materials containing Confidential Information furnished to Kemp in connection with this Agreement, are and shall remain the sole property of Kosmos, and Kemp shall return such Confidential Information to Kosmos or destroy such Confidential Information as soon as reasonably possible after the written request of Kosmos.  Kemp shall not retain any documents containing any Confidential Information or any reproduction of such documents in any form after termination of this Agreement for any reason.  Kemp’s obligations under this Section 6 shall survive Kemp’s return of Confidential Information to Kosmos.

7.                                      Governing Law.  The terms and conditions of this Agreement and performance hereunder shall be construed in accordance with the laws of the State of Texas.  Venue for any dispute arising under or related to the subject matter of this Agreement shall be in the federal or state courts for Dallas County, Texas.

8.                                      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Kemp acknowledges that this Agreement is based on the particular abilities of Kemp and may not be assigned, in whole or in part, by Kemp without the express, prior written consent of Kosmos.  Any assignment or attempted assignment in violation of this provision shall be null and void and shall be deemed to be a material breach of this Agreement.

9.                                      Entire Agreement.  This Agreement is the complete agreement of the parties concerning the subject matter hereof and may not be modified or amended except by a written instrument signed by both parties hereto.  A waiver by either party of any term or condition of this Agreement in any instance shall not constitute a waiver of such term or condition for the future, or of any subsequent breach thereof.  The provisions of this Agreement are the product of discussion and negotiation by the parties, and no provision may be construed against either party by reason of its drafting of such provision.

10.                               Severability.  Notwithstanding anything to the contrary in this Agreement, if any portion of any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, (i) such unenforceable portion of the provision shall be deemed severed from this Agreement, (ii) the validity and enforceability of the remaining portion of the provision and the other provisions of this Agreement shall not be affected or impaired, and (iii) this Agreement shall be amended in order to effect, to the maximum extent allowable by law, the original intent of such provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of October 11, 2010.

KOSMOS ENERGY HOLDINGS

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

/s/ John Kemp
John Kemp